===================================================================

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                          ---------------
                          Amendment No. 12
                                 to
                           Schedule 14D-1
                       Tender Offer Statement
 Pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934
                                and
                            Statement on
                            Schedule 13D
             Under the Securities Exchange Act of 1934

                            Big B, Inc.
                     (Name of Subject Company)
                          ---------------
                        RDS Acquisition Inc.
                          Revco D.S., Inc.
                             (Bidders)
                          ---------------

              Common Stock, Par Value $0.001 Per Share
      (Including the Associated Common Stock Purchase Rights)
                   (Title of Class of Securities)
                             0888917106
              (CUSIP Number of Classes of Securities)
                          ---------------

                        Jack A. Staph, Esq.
        Senior Vice President, Secretary and General Counsel
                          Revco D.S., Inc.
                      1925 Enterprise Parkway
                        Twinsburg, OH 44087
                           (216) 487-1667
    (Name, Address and Telephone Number of Persons Authorized to
      Receive Notices and Communications on Behalf of Bidders)
                          ---------------
                              Copy to:
                         Richard Hall, Esq.
                      Cravath, Swaine & Moore
                          Worldwide Plaza
                         825 Eighth Avenue
                   New York, New York 10019-7475
                          (212) 474-1293


===================================================================

          RDS Acquisition Inc. (the "Purchaser") and Revco D.S., Inc. ("Parent") hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 and Statement on Schedule 13D (as amended prior to the date hereof, the "Schedule 14D-1"), originally filed on September 10, 1996, with respect to their offer to purchase all outstanding shares of Common Stock, par value $0.001 per share, including the associated common stock purchase rights, of Big B, Inc., an Alabama corporation (the "Company"), as set forth in this Amendment No. 12. Capitalized terms not defined herein have the meanings assigned thereto in the Schedule 14D-1.

          Item 10. Additional Information.

          (f) Parent announced on October 25, 1996, that the
Purchaser had extended the Expiration Date of the Offer until 5 p.m., New York City time, on Monday, October 28, 1996.

          Item 11. Material to be Filed as Exhibits.

          (a)(14) Text of Press Release dated October 25, 1996.

                             SIGNATURE


          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 12 is true, complete and correct.

Dated: October 25, 1996

                                            REVCO D.S., INC.,

                                              by
                                                /s/ Jack A. Staph
                                                --------------------------
                                                Name:  Jack A. Staph
                                                Title: Senior Vice President,
                                                       Secretary and General
                                                       Counsel


                                            RDS ACQUISITION INC.,

                                              by
                                                /s/ Jack A. Staph
                                                --------------------------
                                                Name:  Jack A. Staph
                                                Title: Vice President and
                                                       Secretary

                           Exhibit Index


                                                                         Page

Exhibit (a)(14)     Text of Press Release dated October 25, 1996.